Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Nomura Partners Funds, Inc. (formerly The Japan Fund, Inc.) and to the use of our report dated November 15, 2007 on The Japan Fund Inc.’s financial statements and financial highlights. Such financial statements and financial highlights appear in the 2007 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information of the Nomura Partners Funds, Inc.

Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania

October 10, 2008